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Exhibit 21.1      Subsidiaries of the Registrant


Entity Name                       Country

Polycom, Inc. (Parent)            United States of America
Atlas Communication Engines, Inc. United States of America
ViaVideo Communications, Inc.     United States of America
Polycom Global, LLC               United States of America
Polycom Global, Inc.              Barbados
Polycom, K.K.                     Japan
Polycom Hong Kong Limited         Hong Kong
Polycom Solutions Pte. Ltd.       Singapore
Polycom Global Pty. Ltd.          Australia
Polyspan, Ltd.                    United Kingdom
Polyspan, B.V.                    Netherlands
Polyspan, S.A.R.L.                France
Polyspan, GmbH                    Germany
Polyspan, AS                      Norway